As filed with the U.S. Securities and Exchange Commission on June 26, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

(Exact name of registrant
as specified in its charter)

Virginia	20-1417448
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6830 Old Dominion Drive
McLean, Virginia 22101
(Address, including zip code, of Principal Executive Offices)

Southern National Bancorp of Virginia, Inc. 2017 Equity Compensation Plan

Options to purchase stock granted under the Eastern Virginia Bankshares, Inc. 2003 Stock Incentive Plan (and assumed by Southern National Bancorp of Virginia, Inc.)

(Full Title of the plans)

Joe A. Shearin
President and Chief Executive Officer

Southern National Bancorp of Virginia, Inc.
6830 Old Dominion Drive
McLean, Virginia 22101
(703) 893-7400
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies to: Mark C. Kanaly Kerry T. Wenzel Alston & Bird LLP One Atlantic Center 1201 W. Peachtree Street Atlanta, Georgia 30309 Telephone: (404) 881-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, $0.01 par value	750,000	(1)(5)	$17.24	(2)	$12,926,250	(2)	$1,498.15
Common Stock, $0.01 par value	22,568	(3)(5)	25.04	(4)	$565,208	(4)	$65.51
Total	772,569	(5)					$1,563.66

(1)	Amount to be registered consists of 750,000 shares of common stock of Southern National Bancorp of Virginia, Inc. (the “Company”) that may be issued under the Southern National Bancorp of Virginia, Inc. 2017 Equity Compensation Plan (the “Plan”).

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h), based on the average of the high and low prices of the Company’s common stock reported on The Nasdaq Stock Market on June 21, 2017.

(3)	Represents shares subject to issuance upon the exercise of stock options outstanding under the Eastern Virginia Bankshares, Inc. 2003 Stock Incentive Plan and assumed by the Company on June 23, 2017 (the “Assumed Options”), pursuant to the Agreement and Plan of Merger by and between the Company and Eastern Virginia Bankshares, Inc., as amended.

(4)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h), based on the weighted average exercise price of the Assumed Options.

(5)	The amount of common stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of the Company in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

PART I	INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a)           The documents constituting Part I of this Registration Statement under the Securities Act will be sent or given to participants in the Plan and holders of Assumed Options, as applicable, as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b)           Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for any of the above-mentioned information should be directed to William H. Lagos at the address and telephone number on the cover page of this Registration Statement.

PART II	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement and deemed to be a part hereof:

(1)           The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on March 16, 2017, and amended on May 1, 2017;

(2)           The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed on May 9, 2017;

(3)           The Company’s Current Reports on Form 8-K, filed on January 24, 2017, January 27, 2017 (with respect to Item 8.01 only), March 9, 2017, April 5, 2017, April 28, 2017 (with respect to Item 8.01 only) and June 26, 2017;

(4)           The description of the Company’s common stock contained in its Registration Statement on Form 8-A, filed on August 4, 2006, including any amendment or report filed for purposes of updating such description; and

(5)           All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold (except for information furnished to the Commission that is not deemed to be “filed” for purposes of the Exchange Act).

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Article 10 of Chapter 9 of Title 13.1 of the Virginia Stock Corporation Act (the “Virginia SCA”) permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written undertaking to repay any funds advanced if he or she does not entirely prevail in the defense of the proceeding and it is ultimately determined that he or she did not meet the required statutory standard of conduct for indemnification. In addition, a corporation is permitted to indemnify a director or officer against liability incurred in a proceeding if a determination has been made by the disinterested members of the board of directors, special legal counsel or shareholders that the director or officer conducted himself or herself in good faith and otherwise met the required statutory standard of conduct for indemnification. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which a director or officer is adjudged to be liable to the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the required statutory standard of conduct for indemnification. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable on the basis that he or she improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification against the reasonable expenses incurred by a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

The Company’s Articles of Incorporation, as amended (“Articles of Incorporation”), and the Company’s Amended and Restated Bylaws, as amended, contain provisions indemnifying to the full extent permitted by the Virginia SCA its directors, officers, employees, agents and former directors, officers, employees and agents, and any other persons serving at the request of the Company as a director, officer, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise. The Company’s Articles of Incorporation permit the advancement of expenses to an indemnified person, provided that the person provides the written undertaking to repay required under the Virginia SCA and described above, as well as an affirmation that it is his or her good faith belief that he or she has met the required statutory standard of conduct for indemnification. In addition, the Company’s Articles of Incorporation eliminate the personal liability of its directors, officers and shareholders for monetary damages to the full extent permitted by the Virginia SCA. The Company also maintains an insurance policy insuring the Company and its directors and officers against certain liabilities.

The Federal Deposit Insurance Act (the “FDI Act”) provides that the Federal Deposit Insurance Corporation may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were “institution-affiliated parties,” as defined under the FDI Act, in order to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person. Federal Deposit Insurance Corporation regulations prohibit, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees from any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

See Exhibit Index, which is incorporated here by this reference.

Item 9.	Undertakings.

(a)	The undersigned Company hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

2

(ii)          To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Exchange Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

3

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McLean, Commonwealth of Virginia, on June 26, 2017.

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

By:	/s/ Joe A. Shearin
Joe A. Shearin
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Joe A. Shearin or J. Adam Sothen his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution for him or her, in any and all capacities, to sign any or all amendments to the Registration Statement (including, but not limited to, post-effective amendments), which amendments may make such changes in and additions to the Registration Statement as such attorney-in-fact may deem necessary or appropriate, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Date

/s/ Joe A. Shearin	June 26, 2017
Joe A. Shearin
Director and President and Chief Executive Officer
(Principal Executive Officer)

/s/ J. Adam Sothen	June 26, 2017
J. Adam Sothen
Chief Financial Officer
(Principal Financial Officer)

/s/ William H. Lagos	June 26, 2017
William H. Lagos
Chief Accounting Officer
(Principal Accounting Officer)

/s/ Georgia S. Derrico	June 26, 2017
Georgia S. Derrico
Executive Chairman of the Board

/s/ R. Roderick Porter	June 26, 2017
R. Roderick Porter
Executive Vice Chairman of the Board

4

/s/ John F. Biagas	June 26, 2017
John F. Biagas
Director

/s/ Neil J. Call	June 26, 2017
Neil J. Call
Director

/s/ Robert Y. Claggett	June 26, 2017
Robert Y. Claggett
Director

/s/ W. Rand Cook	June 26, 2017
W. Rand Cook
Director

/s/ F.L. Garrett, III	June 26, 2017
F.L. Garrett, III
Director

/s/ W. Bruce Jennings	June 26, 2017
W. Bruce Jennings
Director

/s/ Eric A. Johnson	June 26, 2017
Eric A. Johnson
Director

/s/ Charles A. Kabbash	June 26, 2017
Charles A. Kabbash
Director

5

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit
Number	Description

3.1	Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to Southern National Bancorp of Virginia, Inc.’s Registration Statement on Form S-1).

3.2	Certificate of Amendment to the Articles of Incorporation dated January 31, 2005 (incorporated herein by reference to Exhibit 3.2 to Southern National Bancorp of Virginia, Inc.’s Registration Statement on Form S-1).

3.3	Certificate of Amendment to the Articles of Incorporation dated April 13, 2006 (incorporated herein by reference to Exhibit 3.3 to Southern National Bancorp of Virginia, Inc.’s Registration Statement on Form S-1).

3.4	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 to Southern National Bancorp of Virginia, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006).

3.5	Amendment No. 1 to Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.1 to Southern National Bancorp of Virginia, Inc.’s Current Report on Form 8-K filed on October 14, 2009).

3.6	Amendment No. 2 to Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.1 to Southern National Bancorp of Virginia, Inc.’s Current Report on Form 8-K filed on April 5, 2017).

4.1	Specimen Stock Certificate of Southern National Bancorp of Virginia, Inc. (incorporated herein by reference to Exhibit 4.1 to Southern National Bancorp of Virginia, Inc.’s Registration Statement on Form S-1).

5.1	Opinion of Alston & Bird LLP.

23.1	Consent of Dixon Hughes Goodman LLP.

23.2	Consent of Alston & Bird LLP (included in Exhibit 5.1).

24.1	Power of Attorney. (included on signature page.)

99.1	Southern National Bancorp of Virginia, Inc. 2017 Equity Compensation Plan. (incorporated herein by reference to Appendix A of the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on May 11, 2017.)

99.2	Eastern Virginia Bankshares, Inc. 2003 Stock Incentive Plan.

6